Exhibit 5.1

[Letterhead of Wyrick Robbins Yates & Ponton LLP]

October 1, 2014

Board of Directors

Select Bancorp, Inc.

700 W Cumberland Street

Dunn, North Carolina 28334

Re:	Registration of Securities underlying the Select Bancorp, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan, Select Bancorp, Inc. Amended and Restated 2005 Incentive Stock Option Plan, and Select Bancorp, Inc. Amended and Restated 2005 Nonstatutory Stock Option Plan

Ladies and Gentlemen:

As counsel for Select Bancorp, Inc. (the “Company”), we are furnishing the following opinion in connection with the proposed issuance by the Company of up to 370,427 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), pursuant to the Select Bancorp, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan, the Select Bancorp, Inc. Amended and Restated 2005 Incentive Stock Option Plan, and the Select Bancorp, Inc. Amended and Restated 2005 Nonstatutory Stock Option Plan (collectively, the “Plans”). These securities are the subject of a registration statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is to be attached as an exhibit.

We have examined the Articles of Incorporation, as amended (the “Articles”), and Bylaws of the Company, the minutes of meetings of the Board of Directors and shareholders and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for the purposes of this opinion. Based upon such examination, it is our opinion that the 370,427 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s Articles and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plans as described in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

Select Bancorp, Inc.

October 1, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that you are about to file with the Securities and Exchange Commission. In giving this consent we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Yours very truly,

Wyrick Robbins Yates & Ponton LLP

/s/ Wyrick Robbins Yates & Ponton LLP